Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Rod Shriver, VP and Controller	Joe Hassett, SVP Investor Relations
(856) 768-4930 ext. 124	(610) 642-8253

A.C. Moore Reports First Quarter 2009 Results

Berlin, New Jersey, May 14, 2009 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) (the “Company”) today announced results for the first quarter ended April 4, 2009.

Sales for the first quarter of 2009 were $108.6 million, a decrease of 14.1% versus sales of $126.5 million during the first quarter of 2008. Same store sales decreased by 13.4% versus the same period in 2008. Net loss was $4.3 million, or $0.21 per share, compared with a net loss of $1.8 million, or $0.09 per share, in the first quarter of 2008. First quarter 2009 results include costs of $0.02 per share for the termination of an interest rate swap. First quarter 2008 results include costs of $0.01 per share related to the inventory restatement and $0.03 per share related to increasing a state tax reserve.

Rick A. Lepley, Chief Executive Officer, stated, “The economic environment continues to be challenging and discretionary spending remains weak.  We do not expect any meaningful improvement before the second half of this year and remain focused on improving sales, managing our inventories, strengthening our balance sheet and making our supply chain more efficient.”

The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Thursday, May 14, 2009 to discuss first quarter 2009 results. To participate in the conference call, please call 800-559-6679 and provide the operator with passcode #98363393. If you are unable to access the live call, please dial 800-642-1687 and enter pin #98363393 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on Thursday, May 14, 2009 and will remain available until Thursday, May 28, 2009 at 11:59 p.m.

A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.

About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 132 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.

# # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date.  These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.  Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions and fuel prices, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to comply with the terms of our credit facility, our ability to comply with NASDAQ listing requirements, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, our ability to increase the number of stores we operate and the profitability of existing stores, how well we manage our growth, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, inventory risks, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the impact of the threat of terrorist attacks and war and other risks detailed in the Company’s Securities and Exchange Commission filings.  A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.

[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	April 4, 2009	March 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$53,305	$53,239
Inventories	112,884	134,340
Prepaid expenses and other current assets	8,884	25,976

	175,073	213,555

Property and equipment, net	92,060	99,182
Other assets	3,073	2,023

	$270,206	$314,760

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$19,000	$2,571
Trade accounts payable	36,166	48,323
Other current liabilities	22,780	18,901

	77,946	69,795

Non-current liabilities:
Long-term debt	—	18,429
Deferred and other tax liabilities	4,024	9,719
Accrued lease liability	17,693	20,105

	21,717	48,253

	99,663	118,048

Shareholders’ Equity	170,543	196,712

	$270,206	$314,760

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Quarter Ended
	April 4, 2009	March 31, 2008
Net sales	$108,647	$126,544
Cost of sales	62,100	72,433

Gross Margin	46,547	54,111
Selling, general and administrative expenses	49,833	55,610
Management Change Costs	—	—
Store pre-opening expenses	398	628

Income from operations	(3,684)	(2,127)
Net interest expense (income)	598	306

Income before income taxes	(4,282)	(2,433)
Provisions for income taxes	26	(666)

Net income	$(4,308)	$(1,767)

Basic net income per share	$(0.21)	$(0.09)

Diluted net income per share	$(0.21)	$(0.09)

Weighted average shares outstanding	20,304,616	20,298,601

Weighted average shares outstanding plus impact of stock options	20,304,616	20,298,601